AMENDMENT NUMBER 2

VERSAR EMPLOYEE 401(K) PLAN

BY THIS AGREEMENT, Versar Employee 401(k) Plan (herein referred to as the "Plan") is hereby amended as follows, effective as of September 1, 2012, except as otherwise provided herein:

1.	The section of the Adoption Agreement entitled "CONTRIBUTION TYPES" is amended as follows:

CONTRIBUTION TYPES (1.12). The Employer and/or Participants, in accordance with the Plan terms, make the following Contribution Types to the Plan/Trust (Choose one or more of (a) through (h) as applicable. Choose (i) if applicable):

(a)	☒	Pre-Tax Deferrals. See Section 3.02 and Elections 20-23.

(b)	☒	Roth Deferrals. See Section 3.02(E) and Elections 20, 21, and 23. [Note: The Employer may not limit Elective Deferrals to Roth Deferrals only.]

(c)	☐	Matching. See Sections 1.34 and 3.03 and Elections 24-26. [Note: The Employer may make an Operational QMAC without electing 6(c). See Section 3.03(C)(2).]

(d)	☐	Nonelective. See Sections 1.37 and 3.04 and Elections 27-29. [Note: The Employer may make an Operational QNEC without electing 6(d). See Section 3.04(C)(2).]

(e)	☒	Safe Harbor/Additional Matching. The Plan is (or pursuant to a delayed election, may be) a safe harbor 401(k) Plan. The Employer will make (or under a delayed election, may make) Safe Harbor Contributions as it elects in Election 30. The Employer may or may not make Additional Matching Contributions as it elects in Election 30. See Election 26 as to matching Catch-Up Deferrals. See Section 3.05.

(f)	☐	Employee (after-tax). See Section 3.09 and Election 35.

(g)	☐	SIMPLE 401(k). The Plan is a SIMPLE 401(k) Plan. See Section 3.10. The Employer operationally will elect for each Plan Year to make a SIMPLE Matching Contribution or a SIMPLE Nonelective Contribution as described in Section 3.10(E). The Employer must notify Participants of the Employer's SIMPLE contribution election and of the Participants' deferral election rights and limitations within a reasonable period of time before the 60th day prior to the beginning of the Plan Year. [Note: The Employer electing 6(g) may not elect any other Contribution Types except under Elections 6(a), 6(b), and 6(h).]

(h)	☐	Designated IRA. See Section 3.12 and Election 36.

(i)	☐	None (frozen plan). The Plan is/was frozen effective as of: . See Sections 3.01(J) and 11.04.

[Note: Elections 20 through 30 and Elections 35 through 37 do not apply to any Plan Year in which the Plan is frozen.]

2.	The section of the Adoption Agreement entitled "EXCLUDED EMPLOYEES" is amended as follows:

EXCLUDED EMPLOYEES (1.21(D)). The following Employees are not Eligible Employees but are Excluded Employees (Choose one of (a) or (b)):

[Note: Regardless of the Employer's elections under Election 8: (i) Employees of any Related Employers (excluding the Signatory Employer) are Excluded Employees unless the Related Employer becomes a Participating Employer; and (ii) Reclassified Employees and Leased Employees are Excluded Employees unless the Employer in Appendix B elects otherwise. See Sections 1.21(B), 1.21(D)(3) and 1.23(D).]

(a)	☐	No Excluded Employees. All Employees are Eligible Employees as to all Contribution Types.

(b)	☒	Exclusions. The following Employees are Excluded Employees (either as to all Contribution Types or to the designated Contribution Type) (Choose one or more of (1) through (7) as applicable):

[Note: For this Election 8, unless described otherwise in Election 8(b)(7), Elective Deferrals includes Pre-Tax Deferrals, Roth Deferrals, Employee Contributions and Safe Harbor Contributions. Matching includes all Matching Contributions except Safe Harbor Matching Contributions. Nonelective includes all Nonelective Contributions except Safe Harbor Nonelective Contributions.]

			(1)		(2)
			All		Elective	(3)	(4)
			Contributions		Deferrals	Matching	Nonelective

(1)	☐	No exclusions. No exclusions as to the designated Contribution Type.	N/A (See Election 8(a))		☐	☐	☐
(2)	☒	Collective Bargaining (union) Employees. As described in Code §410(b)(3)(A). See Section 1.21(D)(1).	☒	OR	☐	☐	☐
(3)	☒	Non-Resident Aliens. As described in Code §410(b)(3)(C). See Section 1.21(D)(2).	☒	OR	☐	☐	☐

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(4)	☐	HCEs. See Section 1.21(E). See Election 30(e) as to exclusion of some or all HCEs from Safe Harbor Contributions.	☐	OR	☐	☐	☐
(5)	☐	Hourly paid Employees.	☐	OR	☐	☐	☐
(6)	☐	Part-Time/Temporary/Seasonal Employees.	☐	OR	☐	☐	☐

See Section 1.21(D)(4). A Part-Time, Temporary

or Seasonal Employee is an Employee

whose regularly scheduled Service is less than

______(specify a maximum of 1,000) Hours of Service in the relevant Eligibility Computation Period.

[Note: If the Employer under Election 8(b)(6) elects to treat Part-Time, Temporary and Seasonal Employees as Excluded Employees and any such an Employee actually completes at least 1,000 Hours of Service during the relevant Eligibility Computation Period, the Employee becomes an Eligible Employee. See Section 1.21(D)(4).]

(7)    ☒   Describe exclusion category and/or Contribution Type: Davis-Bacon Act Employees___________ (e.g., Exclude Division B Employees OR Exclude salaried Employees from Discretionary Matching Contributions.)

[Note: Any exclusion under Election 8(b)(7), except as to Part-Time/Temporary/Seasonal Employees, may not be based on age or Service or level of Compensation. See Election 14 for eligibility conditions based on age or Service.]

3. The section of the Adoption Agreement entitled "ELECTIVE SERVICE CREDITING" is amended as follows:

ELECTIVE SERVICE CREDITING (1.56(C)). The Plan must credit Related Employer Service under Section 1.23(C) and also must credit certain Predecessor Employer/Predecessor Plan Service under Section 1.56(B). The Plan also elects under Section 1.56(C) to credit as Service the following Predecessor Employer service (Choose one of (a) or (b)):

(a)	☐	Not applicable. No elective Predecessor Employer Service crediting applies.

(b)	☒	Applies. The Plan credits the specified service with the following designated Predecessor Employers as Service for the Employer for the purposes indicated (Choose (1) and (2) as applicable. Complete (3). Choose (4) if applicable):

[Note: Any elective Service crediting under this Election 13 must be nondiscriminatory.]

(1)	☐	All purposes. Credit Service for all purposes with Predecessor Employer(s): _________________
(insert as many names as needed).

(2)	☒	Designated purposes. Credit Service with the following Predecessor Employer(s) for the designated purpose(s):			(3)
			(1)	(2)	Contribution
			Eligibility	Vesting	Allocation

	a.	Employer: Science Management Corporation &	☒	☒	☐
Subsidiaries, The Greenwood Partnership LP, Advent
Environmental, Inc., Charron Construction Consulting, Inc. _________
	b.	Employer: _______________	☐	☐	☐
	c.	Employer: ______________	☐	☐	☐

(3)	Time period. Under Elections 13(b)(1) or (2), the Plan credits (Choose one or more of a., b., and c. as applicable):

a.	☒	All. All Service under Election(s) 13(b) 1 , regardless of when rendered.
b.	☐	Service after. All Service under Election(s) 13(b) ________, which is or was rendered after: _________ (specify date).
c.	☐	Service before. All Service under Election(s) 13(b) ________, which is or was rendered before: __________ (specify date).

(4)	☐	Describe elective Predecessor Employer Service crediting: ___________.

[Note: Under Election 13(b)(4), the Employer may describe service crediting from the elections available under Elections 13(b)(1) through (3), or a combination thereof as to a Participant group and/or Contribution Type (e.g., For all purposes credit service with X only on/after 1/1/05 OR Credit all service for all purposes with entities the Employer acquires after 12/31/04 OR Service crediting for X Company applies only for purposes of Nonelective Contributions and not for Matching Contributions).]

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This Amendment has been executed this ______2________day of _______August , 2013______.

Versar, Inc.

By	Cynthia A. Downes
EMPLOYER

Nondiscretionary Trustee: Wachovia Bank, N.A.

By

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